EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Parallel Petroleum Corporation

We consent to the incorporation by reference in the registration statements (No.33-57348, No. 333-34617, No. 333-66938 and No. 333-117533) on Form S-8, and the registration statements (No. 33-90296, No. 333-112518, and No. 333-119725) on Form S-3, of Parallel Petroleum Corporation of our report dated March 14, 2003, with respect to the consolidated statements of operations, stockholders` equity, cash flows, and comprehensive income (loss) of Parallel Petroleum Corporation and subsidiaries for the year ended December 31, 2002, which report appears in the December 31, 2004 Annual Report on Form 10-K of Parallel Petroleum Corporation.

/s/ KPMG LLP

Midland, Texas
March 14, 2005